Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Kensington Leasing, Ltd..

We have audited the accompanying consolidated balance sheets of Kensington Leasing, Ltd., a development stage company, as of December 31, 2010 and 2009 and the related consolidated statements of operations and comprehensive income, stockholders' equity (deficit) and cash flows for the years then ended and for the period from June 27, 2008 (inception) through December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kensington Leasing, Ltd.  as of December 31, 2010 and 2009  and the related statements of operations, stockholders' equity (deficit) and cash flows for the  years then ended and for the period from June 27, 2008 (inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations and has no sources of revenue that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gruber & Company, LLC
    Gruber & Company, LLC
    Lake Saint Louis, Missouri
    April 14, 2011

Kensington Leasing, Ltd.
(A Development Stage Company)
Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash	$3,654	$—
Notes receivable	155,000	—
Inventory, net of reserves	—	—
Investments	145,697	—
Prepaid expenses	100,000	—
Total Current Assets	404,352	—

Non-Current Assets
Fixed asset, net	33,347	—
Intangible assets, net of impairment	82,153	5,000
Total Non-Current Assets	115,500	5,000

TOTAL ASSETS	519,852	5,000

LIABILITIES AND STOCKHOLDER’S EQUITY

Liabilities
Accounts payable	6,506	—
Notes payable	—	14,250
Accrued interest	—	327
Due to related parties	—	5,000
Total Liabilities	6,506	19,577

Stockholders’ Equity
Common stock, $.001 par value, 100,000,000 shares authorized, 14,529,128 and 1,313,000 shares issued and outstanding respectively	14,529	1,313
Paid in capital	1,060,658	16,512
Other comprehensive loss	(14,895)	—
Net income/(loss) accumulated during development stage	(546,946)	(32,402)
Total Stockholders Equity	513,346	(14,577)

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$519,852	$5,000

See notes to financial statements

1 | Page

Kensington Leasing, Ltd.
(A Development Stage Company)
Consolidated Statements of Operations

	For the year ended ecember 31, 2010	For the year ended December 31, 2009	From June 27, 2008 (Inception) to December 31, 2010

Revenue	$4,071	$—	$4,071
Inventory obsolescence	39,656	39,656

Operating expenses
General and administrative	240,087	2,045	242,132
Legal and accounting	326,232	25,030	356,262
Total expenses	566,319	27,075	598,394

Ordinary income (loss)	(601,905)	(27,075)	(633,980)

Other income (loss)	87,360	(327)	87,033

Net income (loss)	$(514,544)	$(27,402)	$(546,946)

Income per share	$(0.07)	$(0.02)	$(0.16)

Weighted average common shares	6,880,238	1,237,104	3,391,318

Statements of Comprehensive Income (Loss)

	For the year	For the year	From June 27,

Net income (loss)	$(514,544)	$(27,402)	$(546,946)

Unrealized losses on available-for-sale securities	(14,895)	—	(14,895)

Total comprehensive income (loss)	$(529,439)	$(27,402)	$(561,841)

See notes to financial statements
2 | Page

Kensington Leasing, Ltd.
(A Development Stage Company)
Consolidated Statements of Cash Flows

	For the year ended December 31, 2010	For the year ended December 31, 2009	From June 27, 2008 (Inception) to December 31, 2010
Cash flows from operating activities
Net income/(loss)	$(514,544)	$(27,402)	$(546,946)

Non-cash transactions to reconcile cash used in operations
Depreciation	$4,076	$—	$4,076
Inventory obsolescense reserve	39,656	—	39,656
Intangible asset impairment	106,424	—	106,424
Common stock issued for settlement	11,440	—	11,440
Unrealized loss on stock held for sale	(14,895)	—	(14,895)
Cash used in operations
Notes receivable	(155,000)	—	(155,000)
Inventory	(39,656)	—	(39,656)
Accounts payable	(93,494)	—	(93,494)
Prepaid expenses	(100,000)	—	(100,000)

Total cash from operations	(755,993)	(27,402)	(788,395)

Cash flows from investing activities
Investments	(145,697)	—	(145,697)
Purchase of Allianex	(75,000)	—	(75,000)
Total cash used in investing activites	(220,697)	—	(220,697)

Cash from financing activities
Stock offering	999,922	12,825	1,012,747
Notes payable	—	—	—
Accrued interest	(327)	327	—
Loans from related parties	(19,250)	14,250	—

Total cash from financing activities	980,345	27,402	1,012,747

INCREASE (DECREASE) IN CASH	3,654	—	3,654

BEGINNING CASH	—	—	—

ENDING CASH	$3,654	$—	$3,654

Supplemental disclosure of non-cash investing activities:
Acquisition of Allianex
Intangible assets	$183,577	$—	$183,577
Fixed assets	37,423		37,423
Liabilites assumed	(100,000)	—	(100,000)
Total	121,000	—	121,000
Common stock issued for acquisition	46,000	—	46,000
Purchase of Allianex	$75,000		$75,000

See notes to financial statements
3 | Page

Kensington Leasing, Ltd.
(A Development Stage Company)
Consolidated Statements of Shareholder’s Equity/(Deficit)
For the period from June 27, 2008 (inception) to December 31, 2010

	Number of Shares Outstanding	Common Stock at Par Value	Paid in Capital	Other Comprehensive Income/(Loss)	Deficit Accumulated During Exploration Stage	Total Stockholders Deficit
Beginning balance	—	—	—		—	—

Stocks issued	800,000	800	(800)			—
Net loss December 31, 2008					(5,000)	(5,000)

Balance at December 31, 2008	800,000	800	(800)		(5,000)	(5,000)

Stocks issued for cash February 2009	513,000	513	12,312			12,825
Gift of intangible asset			5,000			5,000
Net loss December 31, 2009					(27,402)	(27,402)

Balance at December 31, 2009	1,313,000	1,313	16,512		(32,402)	(14,577)

Stocks issued for cash	12,498,128	12,498	987,424			999,922
Stocks issued for payments	143,000	143	11,297			11,440
Stocks issued for assets	575,000	575	45,425			46,000
Other comprehensive income				(14,895)		(14,895)
Net income December 31, 2010					(514,544)	(514,544)

Balance at December 31, 2010	14,386,128	14,529	1,060,658	(14,895)	(546,946)	513,346

See notes to financial statements
4 | Page

Kensington Leasing, Ltd.
(a development stage company)
Notes to Consolidated Financial Statements
For the period ended December 31, 2010

NOTE 1:   HISTORY OF OPERATIONS

Kensington Leasing, Ltd. was incorporated on June 27, 2008 in the State of Nevada.  On June 4, 2010, the Company, through its newly formed wholly-owned subsidiary Allianex Corp., completed the purchase of substantially all of the assets of Allianex, LLC (the “Allianex acquisition”), pursuant to an Asset Purchase Agreement, dated May 14, 2010 by and among Kensington, Allianex Corp. and Allianex, LLC.  The Asset Purchase Agreement was described in greater detail in our Current Report on Form 8-K filed May 20, 2010.

Our primary business after the Allianex acquisition is the production, marketing and distribution of a retail line of prepaid stored value cards for the purchase of technology support and security services for electronic devices.  In addition to the Allianex acquisition, we currently intend to expand and diversify our business with the acquisition of other technology companies.

NOTE 2:   CONTINUED EXISTENCE

The Company has not generated any significant revenue during the period ended December 31, 2010 and has funded its operations primarily through the issuance of equity. Accordingly, the Company’s ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to obtain additional debt or equity financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company, as described above, is in the business of the production, marketing and distribution of a retail line of prepaid stored value cards for the purchase of technology support and security services for electronic devices and leasing specialized equipment. There can be no assurance that the Company will be successful in its endeavors.

NOTE 3:   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements include the accounts of Kensington Leasing, Ltd. and its 100% wholly owned  subsidiary Allianex Corp.  All intercompany balances and transactions have been eliminated in consolidation.  The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Revenue Recognition
Revenue is recognized net of indirect taxes, rebates and trade discounts and consists primarily of the sale of products, and services rendered.

Revenue is recognized in accordance with Accounting Standards Codification Topic No. 605-10-S99 “Revenue Recognition” (ASC 605-10-S99) when the following criteria are met:

●	evidence of an arrangement exists;
●	delivery has occurred or services have been rendered and the significant risks and rewards of ownership have been transferred to the purchaser;
●	transaction costs can be reliably measured;
●	the selling price is fixed or determinable; and
●	collectability is reasonably assured.

5 | Page

Inventory

Inventory, which consist primarily of purchased parts and supplies, are stated at the lower of cost or market.  Cost is determined by the first-in, first-out (FIFO) method.

The Company evaluates the need to record adjustments for impairment of inventory.  At December 31, 2010, the inventory has been written down to its estimated net realizable value.  Inherent in the estimates of net realizable value are management’s estimates.

Property and Equipment
Property and equipment is stated at cost less accumulated depreciation and impairment. Land is not depreciated. Repairs and maintenance are charged to operations as incurred.

Property and equipment is depreciated on a straight-line basis over its expected useful life. The depreciation methods, and estimated remaining useful lives are reviewed at least annually.  The expected useful lives are as follows:

Furniture and fixtures	7 years
IT equipment	5 years
Computer software	3 years

Upon classification of property and equipment as held for sale it is reviewed for impairment. The impairment charged to the income statement is the excess of the carrying value of the property and equipment over its expected fair value less costs to sell.

Stock Based Compensation
Shares of the Company’s common stock may be issued for services. These issuances are valued at the fair market value of the services provided and the number of shares issued is determined based upon what the price of the common stock is on the date of each respective transaction.

Estimates
The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments
The carrying amounts for the Company’s cash, investments, accounts payable, accrued liabilities and current portion of long term debt approximate fair value due to the short-term maturity of these instruments.

Other Comprehensive Income
We follow Accounting Standards Codification Topic No. 220, "Comprehensive Income" (ASC 220). This statement establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from transactions and other events and circumstances from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include unrealized gains and losses on available-for-sale securities.

Income Taxes
Accounting Standards Codification Topic No. 740 “Income Taxes” (ASC 740) requires the asset and liability method of accounting be used for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share
Per Accounting Standards Codification Topic 260 “Earnings Per Share” (ASC 260), basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

6 | Page

Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

NOTE 4:  ALLIANEX ACQUISITION

On June 4, 2010, the Company, through its newly formed wholly-owned subsidiary Allianex Corp., completed the purchase of substantially all of the assets of Allianex, LLC, pursuant to the Asset Purchase Agreement, dated May 14, 2010.  The purchase price for the assets was $75,000 in cash, 575,000 shares of Kensington common stock, valued at $.08 per share, and our assumption of Allianex, LLC’s accounts payable.  In addition, we agreed to pay Allianex, LLC 25% of the earnings before interest, taxes, depreciation and amortization (EBITDA), of the newly formed Allianex Corp. from July 1, 2010 through June 30, 2013, payable quarterly but calculated on a cumulative basis.  The earn out payments will be made 25% in cash and 75% in Kensington common stock valued at the market price of the common stock on the last day of the quarter, provided that we may elect to pay in cash instead of common stock if the market price is less than $2.00 per share and Allianex, LLC may elect to receive cash instead of common stock if the market price is greater than $4.00 per share.  Subsequent to this purchase we have evaluated the estimated future earnings of Allianex Corp. through June 30, 2013 and have determined that we are not anticipating making any earn out payments.  We will re-evaluate this determination quarterly.

The assets we acquired from Allianex included principally: fixed assets (recorded at net book value of $37,423); intangible assets consisting of contracts and relationships with a network of retail aggregator partners, affinity groups and direct selling companies, and a call center; as well as a worldwide license to use, exploit, market, sell and distribute certain software products to the purchasers of prepaid cards (recorded at a value of $183,577) and liabilities assumed consisting of accounts payable of $100,000.   In addition, we paid $111,042 in acquisition costs.

Assets & Liabilities Acquired	Amounts

Fixes Assets	37,423
Contracts and Software License	183,577
Accounts Payable	(100,000)

Purachase Price	$121,000

NOTE 5:  NOTES RECEIVABLE

Notes receivable at December 31, 2010 consisted of the following:

Terms	Amount
Loan and Security Agreement and Note with JP09 & Associates and
John Pena for $155,000 dated July 15, 2010 at 10% interest for one
year, principal and interest due and payable at maturity.	155,000

Total Notes Receivable at December 31, 2010	$155,000

NOTE 6:  INVENTORY

Inventory at December 31, 2010 consisted solely of pre-printed gift cards for the Allianex retail card sales market.  As there were no revenues for this business segment in 2010, we elected to reserve for the full value of inventory assuming this inventory is obsolete.

7 | Page

Inventory	Amounts

Pre-printed My Tech Card gift cards	39,656
Inventory obsolescence reserve	(39,656)

Net Inventory	$-

NOTE 7:  INVESTMENTS

Investments consist of funds invested in debt securities held to maturity.  Investments are recorded at their amortized cost basis in accordance with Accounting Standards Codification 320 “Investments – Debt and Equity Securities” (ASC 320).

NOTE 8:  PREPAID EXPENSES

Prepaid expenses consist of $100,000 paid in advance to a vendor to provide software design and marketing services not yet provided at December 31, 2010.  We expect these services will be provided by June 30, 2011.

NOTE 9:  FIXED ASSETS

The Company acquired fixed assets with a net book value of $37,423 when it acquired the assets of Allianex, LLC in June 2010.  The assets are being amortized over their remaining useful lives averaging 55 months.  Depreciation expense for the three and twelve months ended December 31, 2010 was $2,038 and $4,076 respectively.

Asset Classification	Amounts

Office Equipment	3,632
Furniture and Fixtures	3,151
Computer Equipment	226
Transportation Equipment	26,587
Office Improvements	3,827
37,423
Less Accumulated Depreciation	(4,076)
Net Book Value	$33,347

NOTE 10:INTANGIBLES

The domain name sendaprayer.com is deemed to have an indefinite life and no amortization has been recorded.  The asset was received as a gift and was recorded at the cost paid by the giftor which was deemed to be fair value.

In accordance with Accounting Standards Codification Topic 350-20 "Intangibles - Goodwill and Other" (ASC 350-20) intangible assets that have finite lives are amortized over the period during which the asset is expected to contribute directly or indirectly to future cash flows of the entity (useful lives). The amortization method should reflect the pattern in which the asset's economic benefits are consumed by the entity. If the pattern cannot be determined, the straight-line method is used. The identified intangible assets recorded in connection with the Allianex acquisition will be amortized over their estimated useful life of five years.   However, due to the lack of success in the Allianex subsidiary and uncertain future of this business segment, we elected to revalue and impair the intangible assets related to this business segment as of December 31, 2010.  We believe fair value for the Allianex intangible assets is $77,153 and we have recorded an impairment charge of $106,424.

8 | Page

Intangible Assets	Amounts

Sendaprayer.com - Indefinite life, no amortization	5,000
Total Non Amortizing Assets	5,000
.
Allianex Intangible Assets - 5 year life	183,577
Impairment on Allianex Intangible Assets - Impairment recorded at 12/31/10	(106,424)
Total Amortizable Assets - Amortization to begin 1/1/11	77,153

Net Intangible Assets at 12/31/10	$82,153

Estimated Intangible Amortization	Amounts

2011	15,431
2012	15,431
2013	15,431
2014	15,431
2015	15,431

Total Amortization	$77,153

NOTE 11:RELATED PARTY TRANSACTIONS

On June 27, 2008, Kensington issued 20,000 shares of common stock (800,000 shares as split, see NOTE 13:  Forward Split) to Angelique de Maison, our Chief Executive Officer and a member of our Board of Directors, pursuant to Section 4(2) of the Securities Act of 1933 as amended (the “Securities Act”), in exchange for setup costs and the Company’s business plan.

On November 29, 2009, Angelique de Maison gifted the URL sendaprayer.com to the Company.  This asset has been recorded at the cost incurred by Ms. de Maison.

During the year ended December 31, 2009, Ms. de Maison loaned the Company a total of $14,250 for operating expenses at an interest rate of 10% per year.  The outstanding balance was $0 at December 31, 2010.  Ms. de Maison also loaned the Company a total of $5,000 for additional start-up costs at zero interest.  The outstanding balance was $0 at December 31, 2010.

On March 31, 2010, the Company issued 6,000,000 shares of its common stock to Ms. de Maison, in a transaction not involving a public offering, in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  The shares were sold to Ms. de Maison at the price of $0.08 per share, for a total of $480,000 in cash.

In addition, Ms. de Maison agreed to purchase from us, subject to certain conditions, upon our demand at any time on or prior to June 30, 2011, a note in the amount $520,000.  The note is unsecured, not convertible, bears interest at the rate of 10% per annum, payable quarterly, and is due and payable on June 30, 2012.   As of December 31, 2010 the balance due under this note was $0.

NOTE 12:STOCK OFFERING

In January and February 2009, 12,825 shares of common stock (513,000 shares as split, see Note 13: FORWARD SPLIT) were sold to investors pursuant to an exemption from registration under the Securities Act.

In April 2010, we issued 6,000,000 shares of our common stock to Ms. de Maison, as described in greater detail in our Current Report on Form 8-K, filed on April 5, 2010 and amended on April 15, 2010, and sold an option to purchase our common stock, as described in greater detail in our Current Report on Form 8-K filed on April 15, 2010.

9 | Page

On April 9, 2010, the Company entered into an Option Purchase Agreement with Merrimen Investments, Inc. pursuant to which the Company concurrently sold to Merrimen for $200,000 an option to purchase up to 24,000,000 shares of our common stock.  The option has an exercise price of $0.08 per share, expires on April 8, 2011, and may be exercised on or after October 1, 2010.  Under the Option Purchase Agreement, Merrimen received demand registration rights and piggyback registration rights with respect to the shares it may acquire upon exercise of the option.

Pursuant to the Allianex Asset Purchase Agreement, on June 4, 2010, we issued to Allianex, LLC, a California corporation, 575,000 shares of our common stock as partial consideration for the assets of Allianex.  These shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D there under.  Pursuant to the Asset Purchase Agreement, we also agreed to make certain earn out payments which may be partially paid in shares of Kensington common stock.  These shares will also be issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D there under.

On November 9, 2010, Merrimen Investments, Inc. elected to exercise part of its option granted pursuant to the Option Purchase Agreement, dated April 9, 2010, between Merrimen and the Company, to purchase 2,500,000 shares of the Company’s common stock.  The exercise price for the shares of common stock was $.08 per share, for an aggregate exercise price of $200,000.

On December 1, 2011 Ms. de Maison purchased the Option Purchase Agreement dated April 9, 2010 and used the outstanding principal and interest due under her note dated March 31, 2010 of $319,850.21 as payment to exercise the option to purchase 3,998,128 shares of the Company’s common stock.  In addition, Ms. de Maison agreed to cancel the unexercised portion of the option.

On December 28, 2011, the Company issued 143,000 shares of our common stock to Lenco Mobile Inc.  to settle Lenco’s assertion that it had earned and was due shares from the Company and Kenneth Rotman in connection with the acquisition of the assets of Allianex, LLC.    These shares of common stock were issued at a value of approximately$.08 per share.

NOTE 13:FORWARD SPLIT

Effective May 1, 2009, the Company effected a 40-1 forward split of its common share capital.

NOTE 14:  NEW ACCOUNTING PRONOUNCEMENTS

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Thos disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

ASU 2010-28, Intangibles – Goodwill and Other (Topic 350) - When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts - a consensus of the FASB Emerging Issues Task Force This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company is currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

10 | Page

ASU 2010-29, Business Combinations (Topic 805) - Disclosure of Supplementary Pro Forma Information for Business Combinations - a consensus of the FASB Emerging Issues Task Force This ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The ASU also expands the supplemental pro forma disclosures under ASC Topic 805. The amendments are effective prospectively for business combinations for which the acquisition date is on or after December 15, 2010. The Company is currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

NOTE 15:  SEGMENT INFORMATION

In connection with the Allianex acquisition, Allianex, LLC transferred substantially all of its assets and liabilities to our subsidiary Allianex Corp.  We have historically been involved in a single industry, leasing, however, with this new subsidiary, we also became involved in the production, marketing and distribution of a retail line of prepaid stored value cards for the purchase of technology support and security services for electronic devices.  Therefore, as of June 4, 2010, our products and operations are managed in two segments; the leasing segment and the prepaid card segment.  A segment is determined primarily by the method in which it delivers its products and services.  Selected information about our two operating segments for the year ended December 31, 2010 is as follows:

					Operating
		Cost of		Operating	Income
	Revenue	Goods Sold	Gross Profit	Expenses	(Loss)

Leasing	$4,071	$-	$4,071	$135,011	$(130,940)
Prepaid Cards	-	39,656	(39,656)	89,303	(128,959)

Total operating segments	4,071	39,656	(35,585)	224,314	(259,899)

Corporate/eliminations				342,005	(342,005)

Total consolidated	$4,071	$39,656	$(35,585)	$566,319	$(601,905)

Management reviews the Company’s assets on a consolidated basis because it is not meaningful to allocate assets to the various segments.  Management evaluates segment performance based on revenues and operating income.  The Company does not allocate income taxes or charges determined to be non-recurring in nature.

Both the leasing segment and the prepaid card segment primarily operate in the United States.

NOTE 16:  SUBSEQUENT EVENTS

In accordance with Accounting Standards Codification Topic No. 855 “Subsequent Events” (ASC 855), the Company has evaluated subsequent events through the time between the end of the reporting period and the time this Annual Report on Form 10-K for the period ended December 31, 2010 was filed and has found the following events to report:

On March 23, 2011, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Wikifamilies SA, a corporation organized under the laws of Switzerland (“Wikifamilies”), and the shareholders of Wikifamilies, Malcolm Hutchinson, Robert Coleridge, Rigosa Finance Limited, and TC Holdings LLC (collectively, the “Wikifamilies Shareholders”).

11 | Page

Wikifamilies SA is a pre-revenue development stage Swiss company formed to design, develop and operate an Internet-based social media website, Wikifamilies.com, with a unique emphasis on families and new technologies.  This web-based platform is intended to enhance the ability of families to communicate and share family history and events while providing a secure location to transact family-related business matters. Wikifamilies intends to launch the website in the second calendar quarter of 2011.

Pursuant to the Exchange Agreement, the Company agreed to purchase all of the outstanding securities of Wikifamilies from the Wikifamilies Shareholders in exchange for an aggregate amount of 31,500,000 shares of common stock (“Common Stock”) of the Company (“Kensington Shares”), which at closing is anticipated to represent approximately 68.43% of the Company’s outstanding Common Stock.  In addition, upon signing of the Exchange Agreement, the Company advanced to Wikifamilies $75,000 pursuant to a convertible note payable upon the closing of the Exchange Agreement.  If the Exchange Agreement is terminated for any reason, the note will automatically convert into shares of common stock representing approximately 1.84% of the equity interests of Wikifamilies.

Pursuant to the Exchange Agreement, upon closing and subject to the requirements of the Securities Exchange Act of 1934, Mr. Hutchinson will be appointed as a director and Chief Executive Officer and President of the Company, Chris Dengler, an affiliate of TC Holdings LLC, will be appointed as a director and Chief Technology Officer, and Robert Coleridge will be appointed as a director and Chief Software Officer.  Upon closing, Charlotte Hopkins and Michael T. Ryan will resign as directors.

The Exchange Agreement contains customary representations and warranties and covenants of Wikifamilies and the Wikifamilies Shareholders regarding the operation of the business prior to the closing.  The closing is subject to customary conditions, including the parties satisfactory completion of due diligence and the completion of an audit of Wikifamilies’ financial statements from inception to the year ended December 31, 2010.  In connection with the transaction, the Wikifamilies Shareholders have agreed not to compete with the Company for three years after their holdings of the Company become de minimis.  The parties will consummate the transaction as soon as possible after the required conditions have been met.

On March 23, 2011, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Angelique de Maison, its current Chairman of the Board of Directors and Chief Executive Officer.  Pursuant to the Stock Purchase Agreement, the Company has agreed to sell, and Ms. de Maison has agreed to purchase shares of Common Stock are to be purchased as follows:

●	300,000 shares of Common Stock at a purchase price of $.25 per share upon execution of the Stock Purchase Agreement;
●	600,000 shares of Common Stock at a purchase price of $.25 per share upon closing of the transactions contemplated by the Exchange Agreement with Wikifamilies;
●
after the closing of the transactions contemplated by the Exchange Agreement, up to $100,000 of shares of Common Stock per month, at a purchase price of $.25 for a period of 18 months, as requested by the Company.

If certain budgetary projections are not met, the purchase price for future monthly installments will be reduced to $.20 per share of Common Stock and additional shares of Common Stock will be issued in order to retroactively adjust the purchase price for any previously purchased shares.

As a condition to each installment, the Company must be solvent and in the same line of business as of the date of the Closing, there must not have been any material breach of the Exchange Agreement by Wikifamilies or its shareholders, and the Company must not have become subject to any material contingent liability.  Furthermore, either Ms. de Maison may terminate her obligations with respect to the installments if the closing contemplated by the Exchange Agreement has not occurred by May 31, 2011 or upon the occurrence of certain events, including her removal from the Board of Directors, the Company undergoing a change in control (as defined in the Stock Purchase Agreement), the Company failing to meet the agreed upon projected budget by a specified amount, or the Company becoming subject to bankruptcy proceedings or a material contingent liability.

12 | Page